EXHIBIT 4.1.1



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                           UNIGENE LABORATORIES, INC.
                         1994 EMPLOYEE STOCK OPTION PLAN





                                    AMENDMENT


         1. The Board of Directors of the Company on April 8, 1997, and the Shareholders of the Company on June 30, 1997, approved an amendment of the Plan increasing the number of shares of Common Stock of the Company which may be sold under the Plan from one million five hundred thousand (1,500,000) shares to two million two hundred fifty thousand (2,250,000) shares.

         2. Accordingly, Section 4 of the Plan is hereby amended, effective June 30, 1997, by changing the number of shares which may be sold under the Plan to two million two hundred fifty thousand (2,250,000) shares (subject to adjustment as provided in Section 7 of the Plan).



                                                   UNIGENE LABORATORIES, INC.

                                             By:   /S/ WARREN P. LEVY
                                                   ------------------
                                                   Warren P. Levy, President